Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Investors	Media
	Phyllis Knight, Chief Financial Officer	Mark Semer or Michael Freitag
	(248) 340-9090	Kekst and Company
	Colleen Bauman, VP, Investor Relations	(212) 521-4800
(248) 340-7731

WILLIAM C. GRIFFITHS NAMED PRESIDENT AND CHIEF
EXECUTIVE OFFICER OF CHAMPION ENTERPRISES, INC.

AUBURN HILLS, MI, July 13, 2004 — Champion Enterprises, Inc. (NYSE: CHB), one of the nation’s leading housing manufacturers, today announced that William C. Griffiths has been named President and Chief Executive Officer. Mr. Griffiths, who most recently served as President of the Fluid Systems Division of SPX Corporation (NYSE: SPW), will join Champion on August 1, 2004. He succeeds Albert A. Koch, of AlixPartners, LLC, who has served as interim President and CEO, as well as Chairman, of Champion since June 2003.

Mr. Griffiths, 52, is a seasoned executive with more than 20 years of experience running large, international manufacturing operations. He has been charged by Champion’s Board of Directors with building on the considerable financial and operational progress that has been achieved in the past year and focusing the company on long-term profitable growth.

Robert W. Anestis, Chairman of the Champion Board’s Compensation and Human Resources Committee, said, “After a thorough search process, we have concluded that Bill Griffiths is the right person to lead Champion into the future. We believe his in-depth operating experience at large, diverse manufacturing companies, strong leadership skills and fresh perspective will prove invaluable as the company continues to confront new challenges in a rapidly changing and increasingly competitive business environment. He will build on the groundwork that has been laid by Champion’s management team and employees in distinguishing Champion as a high-value and innovative provider in the manufactured housing industry.”

“I am very excited about the opportunities that lie ahead for Champion as a leader in the manufactured housing industry,” Mr. Griffiths said. “Having successfully weathered a difficult downturn, Champion is well-positioned to benefit as the industry continues to improve. My objective will be to accelerate the positive momentum and energy that has been generated at Champion in recent months and position the company for long-term success.”

The past year has been a time of tremendous change at Champion. Following Mr. Koch’s appointment as interim President and CEO last summer, the company closed manufacturing plants and retail locations to appropriately size the company, exited the consumer lending business, and reduced its net debt by approximately 50%. More recently, Champion has focused on increasing its independent distribution, completing a purchasing initiative that will reduce the cost of manufacturing materials, and improving quality and service. Champion expects to report a profitable second quarter when results are announced on Friday, July 23.

Selwyn Isakow, a Champion director since 1991, will become non-executive chairman of the Champion Board on August 1, 2004, at the same time that Mr. Griffiths joins the Board. Mr. Isakow is Chairman, President and Chief Executive Officer of The Oxford Investment Group, Inc. and Chairman of Bloomfield Hills Bancorp, both headquartered in Bloomfield Hills, Michigan.

Mr. Isakow said, “We are very grateful for the many contributions made by Al Koch and the support provided by his colleagues in the Performance Improvement Group at AlixPartners over the past year. When Al joined Champion last summer, his mandate from the Board was to accelerate the pace of change at the company and return it to profitability. Since then, under Al’s capable leadership, Champion has taken important steps to strengthen operations that have led to positive trends, reduce its cost structure, improve its financial results and balance sheet, and enhance its competitive position. Thanks to these efforts, the company is well-positioned as a leader in the manufactured housing industry.”

Mr. Koch said: “I am very proud of what the people of Champion have accomplished by pulling together to achieve our shared goals during the past year. We have made excellent progress in a number of critical areas, and I am confident that the company will be in very good hands and has a bright future.”

Mr. Griffiths assumed his responsibilities as president of the Fluid Systems Division in 1998 when the business was owned by United Dominion Industries, and remained in the position after United Dominion was acquired by SPX Corporation in 2001. The Fluid Systems Division is an autonomous, multicultural business with more than 4,300 employees. Before being named President of Fluid Systems, he served as President of United Dominion’s Waukesha Cherry-Burrell unit in Delavan, Wisconsin. He previously has served as President of CSMI, Inc. and President and Chief Executive Officer of Cygnus Industries, Inc. A graduate of the University of London in England, early in his career Mr. Griffiths held positions in engineering and marketing capacities at multinational companies.

About Champion Enterprises
Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced over 1.6 million homes since the company was founded. The company operates 29 homebuilding facilities in 14 states and two Canadian provinces and 79 retail locations in 21 states. Independent retailers, including more than 800 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website, www.championhomes.net.

Safe Harbor Statement
This news release contains certain statements, including statements regarding operational strategy, cost reduction, profitability and competitive position that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans and events. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

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